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                                                                 EXHIBIT 3.1

                        AMENDED ARTICLES OF INCORPORATION

                                       OF

                            TEAM AMERICA CORPORATION


             These Amended Articles of Incorporation supersede the Articles of Incorporation of the Corporation heretofore in effect.

             FIRST: The name of the Corporation shall be TEAM America Corporation (hereinafter referred to as the "Corporation").

             SECOND: The place in the State of Ohio where the principal office of the Corporation will be located is the City of Worthington in Franklin County.

             THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Chapter 1701 of the Ohio Revised Code, as now in effect or hereafter amended.

             FOURTH: The amount of total authorized capital which the Corporation shall have authority to issue is Eleven Million (11,000,000) shares, consisting of Ten Million (10,000,000) Common Shares, without par value (the "Common Shares"), and One Million (1,000,000) Preferred Shares, without par value, consisting of Five Hundred Thousand (500,000) Class A Voting Preferred Shares (the "Class A Preferred Shares") and Five Hundred Thousand (500,000) Class B Nonvoting Preferred Shares (the "Class B Preferred Shares").

             Each Class A Common Share, Class B Common Share and Class A Preferred Share issued and outstanding or held as treasury shares on the effective date of these Amended Articles of Incorporation is hereby changed and split into one hundred eighty-four (184) Common Shares. Each holder of Class A Common Shares, Class B Common Shares and Class A Preferred Shares shall be entitled to receive a stock certificate representing the number of additional Common Shares issuable to such holder as a result of the aforesaid change and split of shares, pursuant to such reasonable terms and conditions as may be established by the Board of Directors of the Corporation.

             (A)              EXPRESS TERMS OF THE COMMON SHARES

             The Common Shares shall be subject to the terms of the Class A Preferred Shares and the Class B Preferred Shares (collectively, the "Preferred Shares") and the express terms of any series thereof. Each Common Share shall be equal to every other Common Share and the holders thereof shall be entitled to one vote for each Common Share on all questions



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presented to the shareholders. Subject to any rights to receive dividends to which the holders of the outstanding Preferred Shares may be entitled, the holders of Common Shares shall be entitled to receive dividends, if and when declared, payable from time to time by order of the Board of Directors from funds legally available therefor.

             (B)              EXPRESS TERMS OF THE CLASS A PREFERRED SHARES

             The Class A Preferred Shares may be issued from time to time in one or more series. All Class A Preferred Shares shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. Subject to the provisions of this paragraph (B), which provisions shall apply to all Class A Preferred Shares, the Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

             (1) the designation of the series, which may be by distinguishing number, letter or title;

             (2) the number of shares of the series, which number the Board of Directors may from time to time (except where otherwise provided in the creation of the series) increase or decrease (but not below the number of shares thereof then outstanding);

             (3)              the dividend rate of the series;

             (4) the dates of payment of dividends and the dates from which dividends of the series shall be cumulative;

             (5) the redemption rights and price or prices for shares of the series;

             (6) sinking fund requirements, if any, for the purchase or redemption of shares of the series;

             (7) the liquidation price payable on shares of the series in the event of any liquidation, dissolution or winding up of affairs of the Corporation;

             (8) whether the shares of the series shall be convertible into Common Shares, and, if so, the conversion price or prices, any adjustments thereof, and all other terms and conditions upon which such conversion may be made;



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             (9)              restrictions on the issuance of shares of any
                              class or series; and

             (10) such other terms as the Board of Directors may by law from time to time be permitted to fix or change.

             The Board of Directors is authorized to adopt from time to time amendments to these Amended Articles of Incorporation fixing or changing, with respect to each such series, the matters described in the preceding clauses (1) to (10) of this paragraph (B).

             Class A Preferred Shares shall entitle the holder thereof to one vote for each Class A Preferred Share on all matters submitted to a vote of the shareholders of the Corporation. Except as otherwise provided herein or by law, the holders of Class A Preferred Shares and the holders of Common Shares shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation. During any period in which dividends on the Class A Preferred Shares are cumulatively in arrears in the amount of six (6) or more full quarterly dividends, the holders of the Class A Preferred Shares, voting together as a class with the holders of any other class or series of Preferred Shares who are similarly entitled to vote, will have the right to elect two (2) directors, which two (2) directorships shall be in addition to that number of directors then determined as constituting the number of members of the Board of Directors pursuant to the Regulations of the Corporation. The approval of holders of a majority of the outstanding Class A Preferred Shares voted together as a class shall be required in order to amend these Amended Articles of Incorporation of the Corporation to affect adversely the rights of the holders of the Class A Preferred Shares or to take any action that would result in the creation of or an increase in the number of authorized shares senior or superior with respect to dividends or upon liquidation to the Class A Preferred Shares.

             (C)              EXPRESS TERMS OF CLASS B PREFERRED SHARES

             The shares of Class B Preferred Shares may be issued from time to time in one or more series. All shares of Class B Preferred Shares shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. Subject to the provisions of this paragraph (C), which provisions shall apply to all Class B Preferred Shares, the Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

             (1) the designation of the series, which may be by distinguishing number, letter or title;



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             (2)              the number of shares of the series, which number
                              the Board of Directors may from time to time
                              (except where otherwise provided in the creation of the series) increase or decrease (but not below the number of shares thereof then outstanding);

             (3)              the dividend rate of the series;

             (4) the dates of payment of dividends and the dates from which dividends of the series shall be cumulative;

             (5) the redemption rights and price or prices for shares of the series;

             (6) sinking fund requirements, if any, for the purchase or redemption of shares of the series;

             (7) the liquidation price payable on shares of the series in the event of any liquidation, dissolution or winding up of affairs of the Corporation;

             (8) whether the shares of the series shall be convertible into Common Shares, and, if so, the conversion price or prices, any adjustments thereof, and all other terms and conditions upon which such conversion may be made;

             (9) restrictions on the issuance of shares of any class or series; and

             (10) such other terms as the Board of Directors may by law from time to time be permitted to fix or change.

             The Board of Directors is authorized to adopt from time to time amendments to these Amended Articles of Incorporation fixing or changing, with respect to each such series, the matters described in the preceding clauses (1) to (10) of this paragraph (C).

             No Class B Preferred Shares shall be entitled to voting rights except to the extent described below. During any period in which dividends on the Class B Preferred Shares are cumulatively in arrears in the amount of six
(6) or more full quarterly dividends, the holders of the Class B Preferred Shares, voting together as a class with the holders of any other class or series of Preferred Shares who are similarly entitled to vote, will have the right to elect two (2) directors, which two (2) directorships shall be in addition to that number of directors then determined as constituting the number of members of the Board of Directors pursuant to the Regulations of the Corporation. The approval of holders of a majority of the outstanding Class B Preferred Shares voted together as a class shall be required in order to amend these Amended Articles of Incorporation of the Corporation to affect adversely the rights of the



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holders of the Class B Preferred Shares or to take any action that would result in the creation of or an increase in the number of authorized shares senior superior with respect to dividends or upon liquidation to the Class B Preferred Shares.

             FIFTH: Without derogation from any other power to purchase shares of the Corporation, the Corporation by action of its directors may purchase outstanding shares of any class of the Corporation to the extent not prohibited by law.

             SIXTH: No holder of shares of any class of the Corporation shall, as such holder, have any preemptive or preferential right to purchase or subscribe to any shares of any class of the Corporation, whether now or hereafter authorized, whether unissued or in the treasury, or to purchase any obligations convertible into shares of any class of the Corporation, which at any time may be proposed to be issued by the Corporation or subjected to rights or options to purchase granted by the Corporation.

             SEVENTH: Except as otherwise provided in these Amended Articles of Incorporation or the Regulations of the Corporation as they may be amended from time to time, the holders of a majority of the Corporation's outstanding voting shares, a majority of a particular class of such shares, or a majority of each class of such shares are authorized to take any action which, but for this Article SEVENTH, would require the vote or other action of the holders of more than a majority of such shares, of a particular class of such shares, or of each class of such shares.

             EIGHTH: No holder of shares of any class of the Corporation shall have the right to cumulate his voting power in the election of the Board of Directors and the right to cumulative voting described in Ohio Revised Code
Section 1701.55 is hereby specifically denied to the holders of shares of any class of the Corporation.

             NINTH: The Corporation may create and issue, whether or not in connection with the issue and sale of any shares or other securities of the Corporation, rights or options entitling the holders thereof to purchase from the Corporation any shares of any class or classes to the extent such shares are authorized by these Amended Articles of Incorporation, such rights or options to be evidenced by or in such instrument or instruments as shall be approved by the Board of Directors. The terms upon which any such shares may be purchased upon the exercise of any such right or option, including without limitation the time or times (which may be limited or unlimited in duration) at or within which, and the price or prices at which, any such shares may be purchased, shall be such as shall be determined as set forth or incorporated by reference in a resolution adopted by the Board of Directors providing for the creation and issue of such rights or options.



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             TENTH: (A) If, as of the record date for the determination of the shareholders entitled to vote thereon or consent thereto, any Prior Holder (as hereinafter defined) owns or controls, directly or indirectly, 20% or more of the outstanding shares of the Corporation entitled to vote, then the affirmative vote of the holders of shares representing at least 75% of the shares of the Corporation entitled to vote for the election of directors, voting as a class, will be required, except as otherwise expressly provided in paragraph (B) of this Article TENTH, in order for any of the following actions or transactions to be effected by the Corporation, or approved by the Corporation as shareholder of any subsidiary of the Corporation:

             (1) any merger or consolidation of the Corporation or any of its subsidiaries with or into such Prior Holder or any of its affiliates, subsidiaries or associates;

             (2) any merger or consolidation of the Corporation with or into any subsidiary of the Corporation, except a merger with a subsidiary of the Corporation in which the Corporation is the surviving corporation, or a subsidiary of the Corporation is the surviving corporation and, following such merger, the certificate or articles of incorporation of such subsidiary contains provisions substantially the same in substance as those in Article EIGHTH, this Article TENTH and Article ELEVENTH of these Amended Articles of Incorporation;

             (3) any sale, lease, exchange or other disposition of all or any substantial part of the assets of the Corporation or any of its subsidiaries to or with such Prior Holder or any of its affiliates, subsidiaries or associates;

             (4) any issuance or delivery of any voting securities of the Corporation or any of its subsidiaries to such Prior Holder or any of its affiliates, subsidiaries or associates in exchange for cash, other assets or securities, or a combination thereof; or

             (5) any dissolution of the Corporation.


                    (B) The vote of shareholders specified in paragraph (A) of this Article TENTH will not be required for any action or transaction described in such paragraph if the Board of Directors of the Corporation has approved the action or transaction before direct or indirect ownership or control of 20% or more of the outstanding shares of the Corporation entitled to vote is acquired by the Prior Holder.


                    (C) For the purpose of this Article TENTH and for guidance to the Board of Directors for the purpose of paragraph (D) hereof:

             (1) "Prior Holder" means any corporation, person or entity other than the Corporation or any of its subsidiaries;



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             (2) a Prior Holder will be deemed to "own" or "control," directly or indirectly, any outstanding shares of stock of the Corporation (a) which it has the right to acquire pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise, or (b) which are owned, directly or indirectly (including shares deemed owned through application of clause (a) above), by any other corporation, person or other entity which is its subsidiary, affiliate or associate or with which it or any of its subsidiaries, affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of the Corporation (or, with or without such an agreement or understanding, acts in concert);

             (3) "outstanding shares of the Corporation entitled to vote" and "voting securities" mean such shares as are entitled to vote in the election of directors, considered as one class;

             (4) "subsidiary" means any corporation of which another corporation owns, directly or indirectly, 50% or more of the voting shares;

             (5) an "associate" and an "affiliate" have the same meanings as set forth in the General Rules and Regulations under the Securities Exchange Act of 1934; and

             (6) "substantial part of the assets" means assets then having a fair market value, in the aggregate, of more than $5,000,000.

                    (D) The Board of Directors of the Corporation will have the power and duty to determine for the purposes of this Article TENTH, on the basis of information then known to the Board of Directors, the following:

             (1) who constitutes a Prior Holder,

             (2) whether any Prior Holder owns or controls, directly or indirectly, 20% or more of the outstanding shares of the Corporation entitled to vote, and what entities are its subsidiaries, affiliates or associates, and

             (3) whether any proposed sale, lease, exchange or other disposition involves a substantial part of the assets of the Corporation or any of its subsidiaries. Any such determination by the Board will be conclusive and binding for all purposes.

             ELEVENTH: The Corporation reserves the right to amend or repeal any provision contained in these Amended Articles of Incorporation in the manner prescribed by the Ohio General Corporation Law. However, the provisions set forth in article EIGHTH, Article TENTH and this Article ELEVENTH of these Amended Articles of Incorporation may not be altered, amended, superseded or repealed in any respect, unless such action is approved by the affirmative vote of the holders of shares representing at least 75% of the shares of the Corporation entitled to vote for the election of directors, voting as a class. All


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rights conferred in these Amended Articles of Incorporation are granted subject to the reservation set forth in this Article ELEVENTH.

                   [End of Amended Articles of Incorporation]


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